Exhibit 99(a)(4)

RBC Funds Trust

Officer’s Certificate

THE UNDERSIGNED, Secretary of RBC Funds Trust (the “Trust”), a multi-series Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amendmed, does hereby certify that the following resolutions creating additional series of the Trust, were duly adopted by unanimous consent of the Trustees at a duly held meeting of the Board of Trustees on March 22, 2011, all in accordance with the laws of the State of Delaware and pursuant to Article VIII, Section 6 of the Agreement and Declaration of Trust of the Trust:

Authorize Establishment and Designation of New Series

WHEREAS, the Trust is a Delaware statutory trust established under a Certificate of Trust and an Agreement and Declaration of Trust (the “Trust Instrument”), each dated December 16, 2003; and

WHEREAS, the Adviser has recommended the establishment and designation of four new series of the Trust.

NOW, THEREFORE, IT IS
RESOLVED, that pursuant to Section 1 of Article III of the Trust Instrument, the further division of shares of beneficial interest in the Trust into distinct series, to be named as follows:

Emerging Market Select Bond Fund
Emerging Market Corporate Bond Fund
Global High Yield Bond Fund
Global Convertible Bond Fund

(each, a “New Series”), or to be named such other name as the officers of the Trust determine in their discretion to use, and the creation, establishment and designation of each New Series be, and hereby is, approved; and further

RESOLVED, that each New Series be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences not inconsistent with the Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and further

RESOLVED, that pursuant to Section 6 of Article III of the Trust Instrument, the following classes of shares of each New Series be, and hereby is, created and designated to be named as follows:

Class A
Class I

or to be named such other name as the officers of the Trust determine in their discretion to use.

Authorization of Officers to Carry Out Intents and Purposes of the
Foregoing Resolutions for the New Series

RESOLVED, that the officers of the Trust be, and each hereby is, authorized and directed to do or cause to be done all such other acts and things and to make, execute and deliver any and all such papers and documents in the name of and on behalf of the Trust and the New Series, as they, or any of them, may deem necessary or desirable to complete and maintain the organization of the Trust and the registration of its shares of beneficial interest, including such actions as necessary to register shares of the New Series under the Blue Sky or securities laws of any of the States or territories of the United States of America, and to carry out the intent and purpose of the resolutions approved at this meeting.

          IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 30th day of August, 2011.

RBC FUNDS TRUST

By:	/s/ Lee Greenhalgh
Lee Greenhalgh
Secretary